Exhibit 2.1

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into on December 19, 2012, by and between WINDSOR OHIO, LLC, a Delaware limited liability company (“Seller”), and GULFPORT ENERGY CORPORATION, a Delaware corporation (“Purchaser”). Seller and Purchaser may be referred to herein individually as a “Party” and together, the “Parties”.

RECITALS

WHEREAS, Seller and Purchaser have previously entered into that certain Purchase and Sale Agreement dated December 17, 2012 (the “Purchase Agreement”) pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller an undivided fifty percent (50%) of Seller’s interests in and to certain oil and gas properties, rights and related assets;

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller an additional portion of Seller’s interests in and to such oil and gas properties, rights and related assets;

WHEREAS, Seller and Purchaser have agreed to amend and modify certain terms and conditions of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements in the Purchase Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, Purchaser and Seller agree as follows:

1. Amendments to Purchase Agreement. The terms and conditions of the Purchase Agreement are amended as follows:

1.1	Recital B. The words “an undivided fifty percent (50%)” in Recital B of the Purchase Agreement are hereby amended to read “an undivided 61.5892655%.”

1.2	Section 2.2. The words “an undivided fifty percent (50%)” in the definition of “Assets” set forth in Section 2.2 of the Purchase Agreement are hereby amended to read “an undivided 61.5892655%.”

1.3	Section 3.1. Section 3.1 of the Purchase Agreement is amended in its entirety to read as follows:

“Section 3.1 Purchase Price. The purchase price for the Assets shall be $372,003,609.37 Dollars (the “Unadjusted Purchase Price”). The Unadjusted Purchase Price shall be adjusted as provided in Section 3.2. Payment of the

Unadjusted Purchase Price will be made at the Closing by wire transfer of immediately available funds to one or more accounts designated by Seller, as applicable; provided, however, that $53,924,737.25 of the Unadjusted Purchase Price (the “Escrow Funds”) will be paid at Closing into an escrow account pursuant to the Escrow Agreement.”

1.4	Section 1 of Exhibit C. The words “an undivided fifty percent (50%)” in the definition of “Assets” set forth in Section 1 of Exhibit C to the Purchase Agreement are hereby amended to read “an undivided 61.5892655%.”

2. No Further Amendments. Except as amended hereby, the Purchase Agreement shall remain unchanged. Purchaser and Seller hereby ratify and affirm the terms and conditions of the Purchase Agreement, as amended by this Amendment, and covenant and agree that the Purchase Agreement, as amended by this Amendment, sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated thereby.

3. Choice of Law. This Amendment shall be governed and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflicts of laws.

4. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Each Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Amendment in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties on the date first above written.

SELLER: WINDSOR OHIO LLC

By:	/s/ Paul Jacobi
Paul Jacobi Vice President

PURCHASER: GULFPORT ENERGY CORPORATION

By:	/s/ James D. Palm
James D. Palm Chief Executive Officer

SIGNATURE PAGE TO FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT